Guthrie Savings, Inc.               Contact:    William L. Cunningham, President
120 North Division                              (405) 282-2201
Guthrie, Oklahoma  73044

                                                        For Immediate Release
                                                        October 4, 1996

                              Guthrie Savings, Inc.
                    Authorization of Stock Repurchase Program

      Guthrie, Oklahoma -- October 4, 1996 -- Guthrie Savings, Inc., the holding company of Guthrie Federal Savings Bank, has announced that it has received regulatory authorization to repurchase up to 69,023 shares of the Company's common stock. Mr. William L. Cunningham, President, said the Company had previously been authorized by its Board of Directors to repurchase up to 15% of its 464,901 outstanding shares of common stock but had been awaiting regulatory authorization to initiate the repurchase program.

      The repurchases will be made in open-market transactions, subject to the availability of stock. Repurchased shares will become authorized but unissued shares and will be utilized for general corporate and other purposes, including the issuances of shares in connection with the exercise of stock options.

      Guthrie Federal Savings Bank is headquartered in Guthrie, Oklahoma. The Bank's deposits are insured up to maximum legal limits by the Federal Deposit Insurance Corporation (FDIC).